VIRTUALSCOPICS, INC.

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

LETTER OF TRANSMITTAL

Before signing this letter of transmittal, please make sure you received, read and understand the documents that make up this offer, including: (1) the VirtualScopics, Inc. Offer to Exchange dated October 5, 2009 (the “Offer to Exchange”); (2) this letter of transmittal; (3) the withdrawal form; (4) the e-mail from Nancy Volkmuth, dated October 5, 2009.  The offer is subject to the terms of these documents as they may be amended.

The offer provides eligible option holders who hold eligible stock options the opportunity to exchange their eligible stock options as described in Sections 1, 2 and 3 of the Offer to Exchange. This offer expires at 5 p.m., Eastern Standard Time, on November 2, 2009, unless extended.  PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you must accept the offer with respect to the entire portion of each eligible option with respect to which you elect to participate. In other words, you must accept the offer with respect to all the shares subject to a particular eligible option, but not necessarily with respect to all of your eligible options, if you hold more than one eligible option. Vesting of any amended options on any date is subject to your continued employment with VirtualScopics, Inc. through each relevant vesting date.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this letter of transmittal. Please be sure to follow the instructions, which are attached.

You may withdraw this election as to some or all of your options by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 5 p.m., Eastern Standard Time, on November 2, 2009, unless extended (the “Expiration Date”).

Please check the appropriate box:

☐	Yes, I wish to participate in the offer as to ALL of my eligible option grants listed on the Addendum issued to me.

OR

☐	Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):

Number of Options	Grant Date

If you elect Yes and sign below, all of the applicable options will be irrevocably exchanged as described in Section 1, 2 and 3 of the Offer to Exchange.

Print Name:

Signature:

Date:

RETURN BY EMAIL TO NANCY_VOLKMUTH@VIRTUALSCOPICS.COM OR IN PERSON, NO LATER THAN 5 P.M., EASTERN STANDARD TIME, ON NOVEMBER 2, 2009.